EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the inclusion in this Annual Report on Form 10-K for the period ended December 31, 2001, and to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304 and 333-65547) and Forms S-3 (File No’s. 333-27189, 333-37946, 333-86617 and 333-48097) of our report dated March 5, 2002, relating to the audit of the consolidated balance sheet of International Remote Imaging Systems, Inc. and subsidiaries as of December 31, 2001 and the consolidated results of their operations, cash flows, shareholders’ equity and comprehensive income for the year ended December 31, 2001, which appears in this Form 10-K.

/s/ BDO SEIDMAN, LLP

Los Angeles, California

March 5, 2002